Exhibit 11.1
                        CARDIOVASCULAR DIAGNOSTICS, INC.

                        COMPUTATION OF EARNINGS PER SHARE
             (Dollars and shares per thousand,except per share data)
                                   (Unaudited)

                                                            Three Month Ended
                                                                March 31,
                                                           1996         1995
                                                           ----         ----
   Net loss                                               ($1,112)     ($736)

   Weighted average number of shares outstanding            6,538      5,238

   Loss  per share                                          ($.17)     ($.14)